Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated February 17, 2006, except for Note 15, as to which the date is February 23, 2006, on the financial statements of Northeast Community Bank (the “Bank”) as of December 31, 2005, and for the year then ended, in the Registration Statement on Form S-1 and the Holding Company Application on Form H-(e)1-S filed by Northeast Community Bancorp, Inc. and in the Notice of Mutual Holding Company Reorganization on Form MHC-1 and Application for Approval of Minority Stock Issuance on Form MHC-2 filed by the Bank, all relating to the mutual holding company reorganization of the Bank. We further consent to the reference to our firm under the headings “Legal and Tax Opinions” and “Experts” in the Prospectus.

Beard Miller Company LLP

Pine Brook, New Jersey

March 16, 2006